UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2022

4D MOLECULAR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39782	47-3506994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5858 Horton Street #455

Emeryville, CA 94608

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 505-2680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FDMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Noriyuki Kasahara, M.D., Ph.D., as Class I Director

On September 23, 2022, the Board of Directors (the “Board”) of 4D Molecular Therapeutics, Inc. (the “Company”) appointed Noriyuki Kasahara, M.D., Ph.D., to the Board as a Class I director, to serve for a term expiring at the Company’s 2024 annual meeting of stockholders. Also effective on September 23, 2022, the Board appointed Dr. Kasahara to serve as a member and the Chair of the Science and Technology Committee of the Board.

Dr. Kasahara, 60, is Professor and Alvera L. Kan Endowed Chair of Neurological Surgery and Radiation Oncology at the University of California San Francisco (“UCSF”), and a principal investigator in the UCSF Brain Tumor Center. He has more than 30 years of experience in the fields of gene therapy and genetic engineering, is the author of more than 150 peer-reviewed articles and an inventor on 18 issued patents in these fields. The goals of Dr. Kasahara’s research include optimizing the application of multiple and diverse viral vector delivery systems to achieve maximal therapeutic potential, as well as developing next-generation gene transfer technologies with greater therapeutic efficacy in vivo. Dr. Kasahara serves as a member of the Global Outreach Committee for the American Society of Gene and Cell Therapy, is a past president of the International Society for Cell and Gene Therapy of Cancer, and is on the Board of Directors of the Japan Society of Gene and Cell Therapy. Dr. Kasahara received his M.B. in Medicine from Tokyo Medical and Dental University in 1986, his M.D. in Medical Sciences from Tokyo Medical and Dental University in 1993, and his Ph.D. in Endocrinology from UCSF in 1994.

Upon the effectiveness of his appointment, in accordance with the Company’s non-employee director compensation policy (the “Director Compensation Program”), Dr. Kasahara was automatically granted an option to purchase 45,000 shares of the Company’s common stock (the “Initial Option”) pursuant to the Company’s 2020 Incentive Award Plan (the “2020 Plan”), and as a non-employee director, Dr. Kasahara will be eligible to receive an annual cash retainer in the amount of $40,000 per year, and additional cash compensation in the amount of $10,000 per year in connection with Dr. Kasahara’s service as the Chair of the Science and Technology Committee of the Board. The Initial Option will vest as to 33.3% on the first anniversary of the date of grant and as to 1/36th on each monthly anniversary thereafter, subject to continued service through each applicable vesting date. The exercise price per share of the Initial Option is $8.06, which was the fair market value of a share of the Company’s common stock on the grant date. The Company also entered into the Company’s standard indemnification agreement with Dr. Kasahara. Please see the descriptions of the Company’s standard indemnification agreement and the 2020 Plan contained in the Company’s 2022 Proxy Statement for additional information.

There are no arrangements or understandings between Dr. Kasahara, on the one hand, and any other persons, on the other hand, pursuant to which Dr. Kasahara was selected as a director of the Company. Dr. Kasahara is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Fred Kamal, Ph.D., as President and Chief Operating Officer

On September 23, 2022, the Board of the Company also appointed Fred Kamal, Ph.D., the Company’s current Chief Operating Officer and Chief Technical Officer, as President and Chief Operating Officer of the Company.

In connection with his appointment as President, the Compensation Committee of the Board approved an increase in Dr. Kamal’s annual base salary to $475,000 and set an annual target bonus of 45%. Additionally, Dr. Kamal was granted an option to purchase 15,000 shares of the Company’s common stock pursuant to the 2020 Plan (the “Promotion Grant”). The Promotion Grant will vest as to 1/48th of the underlying securities on each monthly anniversary of the grant date, subject to continued service through each applicable vesting date. The exercise price per share of the Promotion Grant is $8.06, which was the fair market value of a share of the Company’s common stock on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

4D MOLECULAR THERAPEUTICS, INC.

Date: September 27, 2022	By:	/s/ August J. Moretti
August J. Moretti
Chief Financial Officer